Exhibit 99.2

July 10, 2008

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders.  Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) currently pays an annualized cash distribution of $0.6425 per share representing a 6.425% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Annual Meeting of Stockholders

Our 2008 Annual Meeting of Stockholders will be held on October 14, 2008 at our principal offices located at 2901 Butterfield Road in Oak Brook, Illinois at 10:00 a.m. Central Time.  Stockholders of record as of July 17, 2008 should receive proxy materials for the meeting towards the end of the month.   Please look for this package, review the materials carefully and vote via mail, telephone or the internet.  Your cooperation in promptly submitting your vote will be greatly appreciated.

Distribution Reinvestment Program

On May 19, 2008, Inland Western filed a registration statement, which included a prospectus, with the Securities and Exchange Commission (“SEC”) to register 50 million shares of common stock for sale under our Distribution Reinvestment Program (“DRP”). If you currently participate in the DRP, a copy of the prospectus, as filed with the SEC, together with the Distribution Reinvestment Plan is enclosed.  Please read this information carefully as it defines your rights with respect to the plan.  This new registration statement does not impact the status of your participation in the DRP.  No action is required.

If you have any questions about your investment, please contact your financial advisor or Inland Investor Relations at (800) 826-8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the 2008 annual meeting of stockholders, Inland Western has filed a preliminary proxy statement with the SEC and intends to file a definitive proxy statement and other materials with the SEC.  Investors and security holders are advised to read the definitive proxy statement when it is available because it contains important information. Certain of the company’s officers and directors may be deemed to be participants in the solicitation of proxies. Information regarding such individuals is included in the company’s Annual Report on Form 10-K, as amended by the company’s Annual Report on Form 10K/A previously filed with the SEC, and will be included in the definitive proxy statement. Stockholders and investors may obtain additional information regarding the interests of Inland Western and its directors and executive officers, which may be different than those of Inland Western’s stockholders generally, by reading the definitive proxy statement and other relevant documents when filed with the SEC.  Stockholders and investors may obtain a free copy of the definitive proxy statement and other relevant documents when they become available, as well as other materials filed with the SEC concerning Inland Western, at the SEC’s website at http://www.sec.gov.  Copies of these materials and other documents also may be obtained at no charge from: Inland Western Retail Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, IL 60523, attention Investor Relations.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.826.8228  www.inland-western.com